As filed with the Securities and Exchange Commission on December 18, 1998.
                                                     Registration No. 333-_____

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                  -------------

                                    Form S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                  -------------

                         THERMADYNE HOLDINGS CORPORATION
             (Exact Name of Registrant as Specified in Its Charter)


            Delaware                                              74-2482571
 (State or Other Jurisdiction                                 (I.R.S. Employer
of Incorporation or Organization)                            Identification No.)


101 South Hanley Road, Suite 300                       Randall E. Curran
   St. Louis, Missouri 63105                   101 South Hanley Road, Suite 300
 (Address, Including Zip Code,                    St. Louis, Missouri 63105
   of Registrant's Principal                            (314) 721-5573
      Executive Offices)                      Name, Address, Including Zip Code,
                                               and Telephone Number, Including
                                               Area Code, of Agent for Service)


                         Thermadyne Holdings Corporation
                            Management Incentive Plan

                         Thermadyne Holdings Corporation
                  1998 Non-Employee Directors Stock Option Plan
                            (Full Title of the Plans)

                   A copy of all communications, including all
                    communications sent to agent for service,
                               should be sent to:

                                 R. Scott Cohen
                           Weil, Gotshal & Manges LLP
                         100 Crescent Court, Suite 1300
                               Dallas, Texas 75201

                                     CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------------------------------------------------
                                                     Proposed Maximum        Proposed Maximum
  Title of Securities          Amount to be           Offering Price            Aggregate               Amount of
  to be Registered (1)       Registered (1)`          Per Share (2)         Offering Price (2)       Registration Fee
-------------------------------------------------------------------------------------------------------------------------
     Common Stock,
     $.01 Par Value           520,000 Shares                                   $12,145,610                $3,377
-------------------------------------------------------------------------------------------------------------------------

(1) Of the 520,000 shares of common stock, $.01 par value per share ("Common Stock"), of Thermadyne Holdings Corporation (the "Company") being registered hereby, 500,000 relate to the Management Incentive Plan (the "Management Incentive Plan") and 20,000 relate to the 1998 Non-Employee Directors Stock Option Plan (the "Directors Plan" and, together with the Management Incentive Plan, the "Plans"). Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended (the "Securities Act"), there is also being registered an indeterminate amount of additional shares of Common Stock as may become issuable as a result of stock splits, stock dividends or similar transactions.
(2) In accordance with sections (c) and (h)(1) of Rule 457 promulgated under the Securities Act, calculated on the basis of the weighted average of (i) the average of the high and low sales prices for Common Stock as reported on the Nasdaq National Market on October 26, 1998 (the last active trading day prior to Nasdaq's delisting of the Common Stock), with respect to 331,108 shares of Common Stock as to which the exercise price has not been determined under the Plans, (ii) the weighted average exercise price of options to purchase 182,892 shares of Common Stock as to which the exercise price has been determined under the Management Incentive Plan and (iii) the weighted average exercise price of options to purchase 6,000 shares of Common Stock as to which the exercise price has been determined under the Directors Plan.

================================================================================

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

         The following documents are incorporated by reference in this Registration Statement:

         (a) The Company's Annual Report on Form 10-K (File No. 0-23378) for the year ended December 31, 1997 filed pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which contains audited financial statements for the year ended December 31, 1997.

         (b) All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report referred to in (a) above.

         (c) The Description of the Company's Capital Stock contained in the Prospectus forming a part of the Company's Registration Statement (Amendment No.
4) dated April 23, 1998 (File No. 333-46631).

         All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement that indicates that all of the shares of Common Stock offered have been sold or which deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Any statement incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Registration Statement.


Item 4.  Description of Securities.

         Not applicable.


Item 5.  Interests of Named Experts and Counsel.

         Certain legal matters in connection with the shares of Common Stock initially offered upon exercise of options pursuant to the Plans have been passed upon for the Company by Weil, Gotshal & Manges LLP, Dallas, Texas.


Item 6.  Indemnification of Officers and Directors.

         Delaware law authorizes corporations to limit or to eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breach of directors' fiduciary duty of care. The Company's Certificate of Incorporation limits the liability of the Company's directors to the Company or its stockholders to the fullest extent permitted by the Delaware statute as in effect from time to time. Specifically, directors of the Company will not be personally liable for monetary damages for breach of a director's fiduciary duty as a director, except for liability for (i) any breach of the director's duty of loyalty to the Company or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (iii) unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in the Delaware law, or (iv) any transaction from which the director derived an improper personal benefit.

         The Certificate of Incorporation provides that the Company shall indemnify its officers and directors to the fullest extent permitted by the General Corporation Law of the State of Delaware. Pursuant to the provisions of
Section 145 of the General Corporation Law of the State of Delaware, the Company has the power to indemnify any person who is or was a party or is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that the person is or was a director or officer of the Company or is or was serving at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, by itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person's conduct was unlawful.

         The power to indemnify applies to actions brought by or in the right of the Company as well, but only to the extent of defense and settlement expenses and not to any satisfaction of a judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event such person shall have been adjudged to be liable to the Company unless and only to the extent that the court determines that, in view of all the circumstances of the case, such person is fairly and reasonable entitled to indemnity for such expenses the court shall deem proper.

         The statute further specifically provides that the indemnification authorized thereby shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


Item 7.  Exemption from Registration Claimed.

         Not applicable.


Item 8.  Exhibits.

        4.1     Thermadyne Holdings Corporation Management Incentive Plan.*

        4.2 Thermadyne Holdings Corporation 1998 Non-Employee Directors Stock Option Plan.*

        5.1     Opinion of Weil, Gotshal & Manges LLP.*

        23.1    Consent of Ernst & Young LLP.*

        23.2    Consent of Weil, Gotshal & Manges LLP (included in Exhibit 5.1).

        24.1    Power of Attorney (see page II-5 of this Registration
                Statement).

------------------------

         *        Filed herewith.


Item 9.  Undertakings.

         (a)      The Company hereby undertakes:

                           (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement.

                           (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                           (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) See Item 6.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Louis, State of Missouri, on this 18th day of December, 1998.


                                    THERMADYNE HOLDINGS CORPORATION

                                    By: /s/ James H. Tate
                                        -------------------------------------
                                        James H. Tate
                                        Senior Vice President
                                        and Chief Financial Officer

         Each person whose signature to this Registration Statement appears below hereby appoints Randall E. Curran and James H. Tate, and each individually, as his attorney-in-fact to sign on his behalf individually and in the capacity stated below and to file all post-effective amendments to this Registration Statement, which amendments may make such changes in and additions to this Registration Statement as such attorney-in-fact may deem necessary or appropriate.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

         Signature                              Title                                  Date
         ---------                              -----                                  ----
/s/ Randall E. Curran          Chairman of the Board, President and             December 8, 1998
-----------------------------  Chief Executive Officer (principal
Randall E. Curran              executive officer)


/s/ James H. Tate              Director, Senior Vice President and              December 8, 1998
-----------------------------  Chief Financial Officer (principal
James H. Tate                  financial and accounting officer)


/s/ Peter T. Grauer            Director                                         December 8, 1998
-----------------------------
Peter T. Grauer


/s/ William F. Dawson, Jr.     Director                                         December 8, 1998
-----------------------------
William F. Dawson, Jr.


/s/ John F. Fort III           Director                                         December 8, 1998
-----------------------------
John F. Fort III


/s/ Harold A. Poling           Director                                         December 8, 1998
-----------------------------
Harold A. Poling


/s/ Lawrence M.v.D. Schloss    Director                                         December 8, 1998
-----------------------------
Lawrence M.v.D. Schloss


                                  Exhibit Index



    Exhibit No.                       Description
    -----------                       -----------

        4.1     Thermadyne Holdings Corporation Management Incentive Plan.

        4.2 Thermadyne Holdings Corporation 1998 Non-Employee Directors Stock Option Plan.

        5.1     Opinion of Weil, Gotshal & Manges LLP.

        23.1    Consent of Ernst & Young LLP.

        23.2    Consent of Weil, Gotshal & Manges LLP (included in Exhibit 5.1).

        24.1    Power of Attorney (see page II-5 of this Registration
                Statement).